Exhibit 99.1

Mercantile Bank Corporation Announces Strong Second Quarter 2023 Results

Significant year-over-year increase in net interest income, solid loan growth,

and ongoing strength in asset quality metrics highlight quarter

GRAND RAPIDS, Mich., July 18, 2023 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $20.4 million, or $1.27 per diluted share, for the second quarter of 2023, compared with net income of $11.7 million, or $0.74 per diluted share, for the respective prior-year period. Net income during the first six months of 2023 totaled $41.3 million, or $2.58 per diluted share, compared with net income of $23.2 million, or $1.47 per diluted share, during the first six months of 2022.

“We are very pleased to report another quarter of strong financial performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust operating results were driven by an approximately 39 percent increase in net interest income stemming from a higher net interest margin and solid loan growth. The sustained loan portfolio expansion and pristine asset quality metrics reflect our commitment to meeting the credit needs of our clients while utilizing sound underwriting practices and parameters. We believe our strong capital base positions us to withstand any challenges arising from changing economic conditions.”

Second quarter highlights include:

●	Significant increase in net interest income depicting net interest margin expansion and loan growth
●	Notable increases in several key fee income categories
●	Annualized commercial loan growth of approximately 6 percent and continued residential mortgage loan portfolio expansion
●	Sustained strength in commercial loan pipeline
●	Ongoing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Strong capital position

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $55.2 million during the second quarter of 2023, up $13.1 million, or 31.2 percent, from $42.1 million during the prior-year second quarter. Net interest income during the second quarter of 2023 was $47.6 million, up $13.2 million, or 38.5 percent, from $34.4 million during the respective 2022 period, mainly due to increased yields on earning assets and loan growth. Noninterest income totaled $7.6 million during the second quarter of 2023, compared to $7.7 million during the second quarter of 2022. Excluding a bank owned life insurance claim recorded in the second quarter of 2022, noninterest income increased $0.4 million, or 6.0 percent, in the second quarter of 2023 compared with the prior-year second quarter primarily due to higher levels of interest rate swap income, credit and debit card income, and payroll processing fees.

The net interest margin was 4.05 percent in the second quarter of 2023, up from 2.88 percent in the prior-year second quarter. The yield on average earning assets was 5.61 percent during the current-year second quarter, an increase from 3.32 percent during the respective 2022 period. The higher yield on average earning assets primarily resulted from an increased yield on loans. The yield on loans was 6.19 percent during the second quarter of 2023, up from 3.97 percent during the second quarter of 2022 mainly due to higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate in an effort to curb elevated inflation levels. The FOMC increased the targeted federal funds rate by 475 basis points during the period of May 2022 through May 2023. As of June 30, 2023, approximately 65 percent of the commercial loan portfolio consisted of variable-rate loans.

The cost of funds was 1.56 percent in the second quarter of 2023, up from 0.44 percent in the second quarter of 2022 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment, and a change in funding mix, consisting of a decrease in lower-cost non-time deposits and increases in higher-cost time deposits and borrowings as a percentage of interest-bearing liabilities. During the second quarter, a notable level of deposit funds migrated from lower-paying checking and savings accounts to higher-paying money market accounts and time deposits.

Mercantile recorded provisions for credit losses of $2.0 million and $0.5 million during the second quarters of 2023 and 2022, respectively. The provision expense recorded during the current-year second quarter mainly reflected allocations necessitated by net loan growth and adjustments to historical loss factors to better represent Mercantile’s expectations for future credit losses. The provision expense recorded during the second quarter of 2022 primarily reflected allocations necessitated by net commercial and residential mortgage loan growth, increased specific reserves for certain problem commercial loan relationships, and a higher reserve for residential mortgage loans.

Noninterest income during the second quarter of 2023 was $7.6 million, compared to $7.7 million during the respective 2022 period. Noninterest income during the second quarter of 2022 included a $0.5 million bank owned life insurance claim. Excluding the impact of this transaction, noninterest income increased $0.4 million, or 6.0 percent, during the second quarter of 2023 compared with the prior-year second quarter. The higher level of noninterest income primarily stemmed from increased interest rate swap income, credit and debit card income, and payroll servicing fees, which more than offset decreased service charges on accounts and mortgage banking income. The decline in service charges on accounts reflected increased earnings credit rates in response to the increasing interest rate environment.

Noninterest expense totaled $27.8 million during the second quarter of 2023, compared to $26.9 million during the prior-year second quarter. The increase in noninterest expense mainly resulted from larger compensation costs, including salary increases and a higher bonus and commercial lender incentive accrual, which outweighed a reduction in residential mortgage lender commissions. The higher level of salary expense primarily stemmed from annual merit pay increases and market adjustments, as well as lower residential mortgage loan deferred salary costs. The reduced residential mortgage lender commissions and incentives mainly resulted from decreased loan production. The increase in overhead costs during the second quarter of 2023 also resulted from the recording of an increased credit reserve for unfunded loan commitments and higher levels of Federal Deposit Insurance Corporation deposit insurance premiums, reflecting a higher industry-wide assessment rate, and interest rate swap credit reserves and associated collateral interest costs.

Mr. Kaminski commented, “The noteworthy increases in net interest income during the second quarter and first six months of 2023 compared to the respective 2022 periods mainly reflected vastly improved net interest margins and robust loan growth. We are pleased with the increases in several key fee income categories and remain focused on meeting growth objectives in a disciplined manner. Noninterest expense control continues to be a fundamental operating initiative, and we are continually examining our cost structure to identify further opportunities to enhance efficiency while still providing outstanding service to our customers.”

Balance Sheet

As of June 30, 2023, total assets were $5.14 billion, up $265 million from December 31, 2022. Total loans increased $135 million, or an annualized 6.9 percent, during the first six months of 2023, mainly reflecting growth in residential mortgage loans and commercial loans of $78.2 million and $56.8 million, respectively. Commercial loans and residential mortgage loans were up $48.2 million and $38.2 million, respectively, during the second quarter of 2023. Commercial loans increased despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $108 million and $174 million during the second quarter and first six months of 2023, respectively. The payoffs and paydowns mainly stemmed from customers refinancing debt on the secondary market and using excess cash flows generated within their operations to make unscheduled principal and line of credit payments. Interest-earning deposits increased $104 million during the first six months of 2023, in large part reflecting a strategic initiative to enhance on-balance sheet liquidity.

As of June 30, 2023, unfunded commitments on commercial construction and development loans, which are anticipated to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $327 million and $58.6 million, respectively.

Ray Reitsma, President of Mercantile Bank, noted, “Although impeded by full and partial payoffs, commercial loan growth was solid during the second quarter of 2023. In addition to the payoffs stemming from customers refinancing debt on the secondary market and using excess cash flows to reduce debt, $12.8 million in payoffs related to borrowers that were experiencing financial duress and placed on our internal watch list occurred during the second quarter. Commercial and industrial loan growth accounted for approximately 80 percent of the increase in commercial loans during the second quarter, providing our lenders and treasury management personnel with additional opportunities to enhance commercial banking-related fee income and grow local deposits. Our healthy commercial loan pipeline and credit availability for commercial construction and development loans provide opportunities for future portfolio growth. As part of our efforts to meet commercial loan growth goals, we will continue to employ sound underwriting practices. Despite ongoing headwinds, including the higher interest rate environment and limited housing inventory levels, the residential mortgage loan portfolio expanded during the second quarter of 2023, as it did all throughout 2022 and the first three months of 2023.”

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 59 percent of total commercial loans as of June 30, 2023, a level that has remained relatively consistent with prior periods and in line with Mercantile’s expectations.

Total deposits at June 30, 2023, were $3.76 billion, up $159 million, or 4.4 percent, from March 31, 2023, and $44.0 million, or 1.2 percent, from December 31, 2022. Local deposits increased $47.5 million and decreased $67.3 million during the second quarter and first six months of 2023, respectively, while brokered deposits grew $111 million during the first six months of 2023, all of which occurred during the second quarter. The net reduction in local deposits during the first six months of 2023 primarily reflected a customary level of customers’ tax and bonus payments and partnership distributions, as well as transfers to the sweep account product, during the first quarter. The growth in local deposits during the second quarter of 2023 mainly depicted the anticipated buildup in existing customers’ deposit balances that typically begins after the previously mentioned seasonal payments are made and generally continues during the remainder of each year. Wholesale funds, consisting of brokered deposits and Federal Home Loan Bank of Indianapolis advances, were $598 million, or approximately 13 percent of total funds, at June 30, 2023, compared with $308 million, or approximately 7 percent of total funds, at December 31, 2022. Wholesale funds totaling $311 million were obtained during the first six months of 2023 to increase on-balance sheet liquidity and offset loan growth, seasonal deposit withdrawals, and wholesale fund maturities.

Asset Quality

Nonperforming assets totaled $2.8 million, $8.4 million, $7.7 million, and $1.8 million, at June 30, 2023, March 31, 2023, December 31, 2022, and June 30, 2022, respectively, with each dollar amount representing less than 0.2 percent of total assets as of the respective dates. The decrease in nonperforming assets during the second quarter and first six months of 2023 primarily reflected the near full payoff of one large commercial loan relationship, which had been placed on nonaccrual during the fourth quarter of 2022; a charge-off of less than $0.1 million was recorded as part of the relationship’s resolution. A former branch facility, which was transferred into other real estate owned in the first quarter of 2023 and is under contract to be sold in the third quarter of 2023, accounted for approximately 22 percent of total nonperforming assets as of June 30, 2023.

The level of past due loans remains nominal, and the dollar volume of loan relationships on the internal watch list declined during the first six months of 2023. During the second quarter of 2023, loan charge-offs were $0.5 million, while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan charge-offs of $0.2 million, or an annualized 0.02 percent of average total loans.

Mr. Reitsma commented, “Our asset quality measures remained strong during the second quarter, reflecting our ongoing commitment to underwriting loans in a sound and vigilant manner and our borrowers’ sustained abilities to effectively manage issues stemming from the current operating environment, including higher interest rates and associated increase in debt service requirements. Through our robust loan review program and emphasis on early recognition and reporting of deteriorating credit relationships, we believe we are well positioned to identify credit issues and limit their impact on our overall financial condition.”

Capital Position

Shareholders’ equity totaled $479 million as of June 30, 2023, up $37.3 million from year-end 2022. Mercantile Bank maintains a “well-capitalized” position, with its total risk-based capital ratio at 13.7 percent as of June 30, 2023, unchanged from December 31, 2022. At June 30, 2023, Mercantile Bank had approximately $177 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile’s investments are categorized as available-for-sale. As of June 30, 2023, the net unrealized loss on these investments totaled $77.9 million, resulting in an after-tax reduction to equity capital of $61.5 million. Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, our excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $115 million on an adjusted basis.

Mercantile reported 16,018,048 total shares outstanding at June 30, 2023.

Mr. Kaminski concluded, “As demonstrated by our Board of Directors’ declaration of an increased third quarter 2023 regular cash dividend, our sustained financial strength has allowed us to reward shareholders with competitive dividend yields while supporting loan portfolio expansion. We believe our strong overall financial condition, including solid capital levels, pristine asset quality measures, robust operating performance, and substantial loan origination opportunities, should allow us to successfully navigate through the myriad of challenges that could arise from changing economic conditions. While concerns about banks’ liquidity positions and the stability of banks’ deposit portfolios have eased, we continue to closely monitor our deposit base for any atypical activities, and to date believe that it remains stable. We increased our on-balance sheet liquidity during the second quarter of 2023 and believe our liquidity position remains sufficient to meet expected funding requirements. Our strong financial performance during the first six months of 2023 and anticipated loan growth give us confidence that robust operating results can be delivered during the remainder of the year and beyond as we continue our efforts to be a consistent and profitable performer.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2023 conference call on Tuesday, July 18, 2023, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, and have also been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.1 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2023	2022	2022
ASSETS
Cash and due from banks	$69,133,000	$61,894,000	$89,167,000
Other interest-earning assets	138,663,000	34,878,000	389,938,000
Total cash and cash equivalents	207,796,000	96,772,000	479,105,000

Securities available for sale	608,972,000	602,936,000	603,638,000
Federal Home Loan Bank stock	21,513,000	17,721,000	17,721,000
Mortgage loans held for sale	11,942,000	3,565,000	12,964,000

Loans	4,051,843,000	3,916,619,000	3,723,800,000
Allowance for credit losses	(44,721,000)	(42,246,000)	(35,974,000)
Loans, net	4,007,122,000	3,874,373,000	3,687,826,000

Premises and equipment, net	52,291,000	51,476,000	51,402,000
Bank owned life insurance	81,500,000	80,727,000	75,664,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	291,000	583,000	900,000
Other assets	96,687,000	94,993,000	79,862,000

Total assets	$5,137,587,000	$4,872,619,000	$5,058,555,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,371,633,000	$1,604,750,000	$1,740,432,000
Interest-bearing	2,385,156,000	2,108,061,000	2,133,461,000
Total deposits	3,756,789,000	3,712,811,000	3,873,893,000

Securities sold under agreements to repurchase	219,457,000	194,340,000	203,339,000
Federal Home Loan Bank advances	467,910,000	308,263,000	362,263,000
Subordinated debentures	49,301,000	48,958,000	48,585,000
Subordinated notes	88,800,000	88,628,000	88,457,000
Accrued interest and other liabilities	76,628,000	78,211,000	53,035,000
Total liabilities	4,658,885,000	4,431,211,000	4,629,572,000

SHAREHOLDERS' EQUITY
Common stock	292,906,000	290,436,000	288,199,000
Retained earnings	247,313,000	216,313,000	188,452,000
Accumulated other comprehensive income/(loss)	(61,517,000)	(65,341,000)	(47,668,000)
Total shareholders' equity	478,702,000	441,408,000	428,983,000

Total liabilities and shareholders' equity	$5,137,587,000	$4,872,619,000	$5,058,555,000

Mercantile Bank Corporation
Second Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
INTEREST INCOME
Loans, including fees	$62,006,000	$36,003,000	$119,159,000	$69,254,000
Investment securities	3,111,000	2,529,000	6,118,000	4,794,000
Other interest-earning assets	801,000	1,018,000	1,125,000	1,384,000
Total interest income	65,918,000	39,550,000	126,402,000	75,432,000

INTEREST EXPENSE
Deposits	12,379,000	1,873,000	20,286,000	3,698,000
Short-term borrowings	914,000	49,000	1,373,000	99,000
Federal Home Loan Bank advances	3,051,000	1,911,000	4,845,000	3,774,000
Other borrowed money	2,023,000	1,391,000	3,963,000	2,650,000
Total interest expense	18,367,000	5,224,000	30,467,000	10,221,000

Net interest income	47,551,000	34,326,000	95,935,000	65,211,000

Provision for credit losses	2,000,000	500,000	2,600,000	600,000

Net interest income after provision for credit losses	45,551,000	33,826,000	93,335,000	64,611,000

NONINTEREST INCOME
Service charges on accounts	1,064,000	1,495,000	2,041,000	2,910,000
Credit and debit card income	2,426,000	2,134,000	4,485,000	4,015,000
Mortgage banking income	1,835,000	1,947,000	3,050,000	5,228,000
Interest rate swap income	748,000	430,000	1,785,000	1,781,000
Payroll services	572,000	464,000	1,317,000	1,102,000
Earnings on bank owned life insurance	402,000	785,000	802,000	1,072,000
Other income	598,000	486,000	1,117,000	910,000
Total noninterest income	7,645,000	7,741,000	14,597,000	17,018,000

NONINTEREST EXPENSE
Salaries and benefits	16,461,000	15,676,000	33,143,000	31,186,000
Occupancy	2,098,000	2,064,000	4,387,000	4,168,000
Furniture and equipment	878,000	935,000	1,700,000	1,869,000
Data processing costs	2,881,000	3,091,000	6,043,000	6,064,000
Charitable foundation contributions	2,000	506,000	12,000	506,000
Other expense	5,509,000	4,670,000	11,144,000	8,891,000
Total noninterest expense	27,829,000	26,942,000	56,429,000	52,684,000

Income before federal income tax expense	25,367,000	14,625,000	51,503,000	28,945,000

Federal income tax expense	5,010,000	2,888,000	10,171,000	5,716,000

Net Income	$20,357,000	$11,737,000	$41,332,000	$23,229,000

Basic earnings per share	$1.27	$0.74	$2.58	$1.47
Diluted earnings per share	$1.27	$0.74	$2.58	$1.47

Average basic shares outstanding	16,003,372	15,848,681	15,999,775	15,844,763
Average diluted shares outstanding	16,003,372	15,848,681	15,999,775	15,844,790

Mercantile Bank Corporation
Second Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2023	2023	2022	2022	2022
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2023	2022
EARNINGS
Net interest income	$47,551	48,384	50,657	42,376	34,326	95,935	65,211
Provision for credit losses	$2,000	600	3,050	2,900	500	2,600	600
Noninterest income	$7,645	6,951	7,805	7,253	7,741	14,597	17,018
Noninterest expense	$27,829	28,599	28,541	26,756	26,942	56,429	52,684
Net income before federal income tax expense	$25,367	26,136	26,871	19,973	14,625	51,503	28,945
Net income	$20,357	20,974	21,803	16,030	11,737	41,332	23,229
Basic earnings per share	$1.27	1.31	1.37	1.01	0.74	2.58	1.47
Diluted earnings per share	$1.27	1.31	1.37	1.01	0.74	2.58	1.47
Average basic shares outstanding	16,003,372	15,996,138	15,887,983	15,861,551	15,848,681	15,999,775	15,844,763
Average diluted shares outstanding	16,003,372	15,996,138	15,887,983	15,861,551	15,848,681	15,999,775	15,844,790

PERFORMANCE RATIOS
Return on average assets	1.64%	1.75%	1.75%	1.27%	0.93%	1.69%	0.91%
Return on average equity	17.23%	18.76%	20.26%	14.79%	10.98%	17.97%	10.66%
Net interest margin (fully tax-equivalent)	4.05%	4.28%	4.30%	3.56%	2.88%	4.16%	2.73%
Efficiency ratio	50.42%	51.69%	48.82%	53.91%	64.05%	51.05%	64.07%
Full-time equivalent employees	665	633	630	635	651	665	651

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.19%	5.90%	5.49%	4.56%	3.97%	6.05%	3.92%
Yield on securities	2.00%	1.95%	1.91%	1.79%	1.68%	1.98%	1.60%
Yield on other interest-earning assets	4.88%	4.18%	3.60%	2.15%	0.76%	4.65%	0.42%
Yield on total earning assets	5.61%	5.35%	4.95%	4.04%	3.32%	5.48%	3.16%
Yield on total assets	5.30%	5.06%	4.68%	3.80%	3.13%	5.18%	2.97%
Cost of deposits	1.36%	0.87%	0.42%	0.24%	0.19%	1.12%	0.19%
Cost of borrowed funds	2.90%	2.51%	2.13%	1.99%	1.90%	2.73%	1.86%
Cost of interest-bearing liabilities	2.37%	1.72%	1.10%	0.81%	0.72%	2.06%	0.69%
Cost of funds (total earning assets)	1.56%	1.07%	0.65%	0.48%	0.44%	1.32%	0.43%
Cost of funds (total assets)	1.48%	1.01%	0.61%	0.45%	0.41%	1.25%	0.40%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$117,563	71,991	90,794	163,902	190,896	189,554	359,083
Purchase mortgage loans originated	$100,941	56,728	79,604	140,898	157,423	157,669	258,832
Refinance mortgage loans originated	$16,622	15,263	11,190	23,004	33,473	31,885	100,251
Total saleable mortgage loans	$50,734	24,904	29,948	59,740	52,328	75,638	128,075
Income on sale of mortgage loans	$1,570	950	1,401	1,779	1,751	2,520	4,955

CAPITAL
Tangible equity to tangible assets	8.43%	8.61%	8.12%	7.37%	7.56%	8.43%	7.56%
Tier 1 leverage capital ratio	10.73%	10.66%	10.09%	9.63%	9.31%	10.73%	9.31%
Common equity risk-based capital ratio	10.25%	10.25%	10.08%	9.80%	9.84%	10.25%	9.84%
Tier 1 risk-based capital ratio	11.24%	11.27%	11.12%	10.84%	10.91%	11.24%	10.91%
Total risk-based capital ratio	14.03%	14.11%	14.00%	13.69%	13.78%	14.03%	13.78%
Tier 1 capital	$537,802	520,918	503,855	485,499	473,065	537,802	473,065
Tier 1 plus tier 2 capital	$671,323	652,509	634,729	613,161	597,495	671,323	597,495
Total risk-weighted assets	$4,784,428	4,623,631	4,533,091	4,479,176	4,337,040	4,784,428	4,337,040
Book value per common share	$29.89	29.21	27.60	26.24	27.05	29.89	27.05
Tangible book value per common share	$26.78	26.09	24.47	23.07	23.87	26.78	23.87
Cash dividend per common share	$0.33	0.33	0.32	0.32	0.31	0.66	0.62

ASSET QUALITY
Gross loan charge-offs	$461	106	72	0	15	567	220
Recoveries	$305	137	149	246	336	442	630
Net loan charge-offs (recoveries)	$156	(31)	(77)	(246)	(321)	125	(410)
Net loan charge-offs to average loans	0.02%	(0.01%)	(0.01%)	(0.03%)	(0.04%)	0.01%	(0.02%)
Allowance for credit losses	$44,721	42,877	42,246	39,120	35,974	44,721	35,974
Allowance to loans	1.10%	1.08%	1.08%	1.01%	0.97%	1.10%	0.97%
Nonperforming loans	$2,099	7,782	7,728	1,416	1,787	2,099	1,787
Other real estate/repossessed assets	$661	661	0	0	0	661	0
Nonperforming loans to total loans	0.05%	0.20%	0.20%	0.04%	0.05%	0.05%	0.05%
Nonperforming assets to total assets	0.05%	0.17%	0.16%	0.03%	0.04%	0.05%	0.04%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$2	8	29	30	30	2	30
Construction	$0	0	124	0	0	0	0
Owner occupied / rental	$1,793	1,952	1,304	1,138	1,508	1,793	1,508
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$716	829	248	0	0	716	0
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$249	5,654	6,023	248	248	249	248
Consumer assets	$0	0	0	0	1	0	1
Total nonperforming assets	$2,760	8,443	7,728	1,416	1,787	2,760	1,787

NONPERFORMING ASSETS - RECON
Beginning balance	$8,443	7,728	1,416	1,787	1,612	7,728	2,468
Additions	$273	1,323	6,368	0	309	1,596	402
Return to performing status	$0	(31)	0	(160)	0	(31)	(213)
Principal payments	$(5,526)	(515)	(56)	(211)	(134)	(6,041)	(775)
Sale proceeds	$0	0	0	0	0	0	0
Loan charge-offs	$(430)	(62)	0	0	0	(492)	(95)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$2,760	8,443	7,728	1,416	1,787	2,760	1,787

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,212,196	1,173,440	1,185,084	1,213,630	1,187,650	1,212,196	1,187,650
Land development & construction	$72,682	66,233	61,873	60,970	57,808	72,682	57,808
Owner occupied comm'l R/E	$659,201	630,186	639,192	643,577	598,593	659,201	598,593
Non-owner occupied comm'l R/E	$957,221	975,735	979,214	963,144	974,009	957,221	974,009
Multi-family & residential rental	$287,285	294,825	266,468	263,741	253,700	287,285	253,700
Total commercial	$3,188,585	3,140,419	3,131,831	3,145,062	3,071,760	3,188,585	3,071,760
Retail:
1-4 family mortgages & home equity	$833,198	795,009	755,035	705,442	623,599	833,198	623,599
Other consumer	$30,060	30,100	29,753	30,454	28,441	30,060	28,441
Total retail	$863,258	825,109	784,788	735,896	652,040	863,258	652,040
Total loans	$4,051,843	3,965,528	3,916,619	3,880,958	3,723,800	4,051,843	3,723,800

END OF PERIOD BALANCES
Loans	$4,051,843	3,965,528	3,916,619	3,880,958	3,723,800	4,051,843	3,723,800
Securities	$630,485	637,694	620,657	600,720	621,359	630,485	621,359
Other interest-earning assets	$138,663	10,787	34,878	220,909	389,938	138,663	389,938
Total earning assets (before allowance)	$4,820,991	4,614,009	4,572,154	4,702,587	4,735,097	4,820,991	4,735,097
Total assets	$5,137,587	4,895,874	4,872,619	5,016,934	5,058,555	5,137,587	5,058,555
Noninterest-bearing deposits	$1,371,633	1,376,782	1,604,750	1,716,904	1,740,432	1,371,633	1,740,432
Interest-bearing deposits	$2,385,156	2,221,236	2,108,061	2,129,181	2,133,461	2,385,156	2,133,461
Total deposits	$3,756,789	3,598,018	3,712,811	3,846,085	3,873,893	3,756,789	3,873,893
Total borrowed funds	$826,558	761,509	641,295	675,332	703,809	826,558	703,809
Total interest-bearing liabilities	$3,211,714	2,982,745	2,749,356	2,804,513	2,837,270	3,211,714	2,837,270
Shareholders' equity	$478,702	467,372	441,408	416,261	428,983	478,702	428,983

AVERAGE BALANCES
Loans	$4,017,690	3,928,329	3,887,967	3,814,338	3,633,587	3,973,256	3,559,461
Securities	$634,607	627,628	606,390	618,043	615,733	631,137	614,532
Other interest-earning assets	$64,958	31,081	179,507	294,969	530,571	48,113	656,682
Total earning assets (before allowance)	$4,717,255	4,587,038	4,673,864	4,727,350	4,779,891	4,652,506	4,830,675
Total assets	$4,988,413	4,855,877	4,949,868	5,025,998	5,077,458	4,922,511	5,122,758
Noninterest-bearing deposits	$1,361,901	1,491,477	1,722,632	1,723,609	1,706,349	1,426,331	1,666,125
Interest-bearing deposits	$2,278,877	2,184,406	2,077,547	2,144,047	2,201,797	2,231,902	2,282,667
Total deposits	$3,640,778	3,675,883	3,800,179	3,867,656	3,908,146	3,658,233	3,948,792
Total borrowed funds	$827,105	676,724	667,864	689,091	705,774	752,330	706,621
Total interest-bearing liabilities	$3,105,982	2,861,130	2,745,411	2,833,138	2,907,571	2,984,232	2,989,288
Shareholders' equity	$473,983	453,524	426,897	430,093	428,873	483,810	439,310